Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction

The following sets forth unaudited pro forma condensed consolidated financial statements of Stronghold Digital Mining, Inc. (the “Company”) prepared in accordance with Article 11 of Regulation S-X. The following information should be read in conjunction with the following: (i) the accompanying notes to the unaudited pro forma condensed consolidated financial statements; (ii) the Company’s audited consolidated financial statements for the year ended December 31, 2021 and related notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2022; and (iii) the Company’s unaudited consolidated financial statements as of and for the six months ended June 30, 2022 and related notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 18, 2022.

The unaudited pro forma condensed consolidated financial statements are based on and have been derived from the Company’s historical consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America and are presented based on assumptions, adjustments, and currently available information described in the accompanying notes.

Description of the Transactions

The unaudited pro forma condensed consolidated financial statements are presented to illustrate the estimated effects of the following transactions:

Asset Purchase Agreement

On August 16, 2022, the Company, Stronghold LLC, Stronghold Digital Mining LLC (“SD Mining”) and Stronghold Digital Mining BT, LLC (“Digital Mining BT, and together with SD Mining, the “Sellers” and, together with the Company and Stronghold LLC, the “Seller Parties”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with NYDIG ABL LLC, a Delaware limited liability company formerly known as Arctos Credit, LLC (“NYDIG”), and The Provident Bank, a Massachusetts savings bank (“BankProv” and together with NYDIG, “Purchasers” and each, a “Purchaser”).

Pursuant to the master equipment financing agreement SD Mining entered into with NYDIG on June 25, 2021 (the “Arctos/NYDIG Financing Agreement”) and the master equipment financing agreement SD Mining entered into with NYDIG on December 15, 2021 (the “Second NYDIG Financing Agreement” and together with the Arctos/NYDIG Financing Agreement, the “NYDIG Financing Agreements”), the Seller Parties pledged as collateral under the NYDIG Financing Agreements certain Bitcoin miners the Seller Parties purchased with borrowings under the NYDIG Financing Agreements (together with certain related agreements to purchase miners, the “APA Collateral”). Under the Asset Purchase Agreement, the Seller Parties agreed to sell, and the Purchasers (or their respective designee) agreed to purchase, the APA Collateral in a private disposition in exchange for the forgiveness, reduction and release of all principal, interest, and fees owing under each of the NYDIG Financing Agreements (collectively, the “NYDIG Debt”). The Sellers have agreed to clean, service, package, ship and deliver the APA Collateral, and to bear the costs associated with such activities. Following (i) delivery of the APA Collateral to the Purchasers or their designees and (ii) a subsequent inspection period of up to 14 days (which may be extended up to seven additional days), upon acceptance of the APA Collateral, the ownership of such APA Collateral will be transferred to the Purchasers or their designees and the related portion of the NYDIG Debt will be assigned to the Sellers and cancelled pursuant to a master bill of sale in accordance with the Asset Purchase Agreement (each, a “Settlement”). In the event of certain failures to satisfy the inspection conditions set forth in the Asset Purchase Agreement, the Company is obligated to replace the APA Collateral that failed to satisfy such inspection conditions with comparable assets, provided that such obligation only applies once the aggregate value of such APA Collateral exceeds $173,650.68, with respect to BankProv, and $252,532.33, with respect to NYDIG.

Prior to the date on which (i) Seller Parties first breach a material obligation under the Asset Purchase Agreement, (ii) the Asset Purchase Agreement is terminated or if a Seller elects not to sell any or all of its APA Collateral, or (iii) an insolvency or liquidation proceeding is commenced by or against the Sellers (the “Non-Interference Period”), the Purchasers have agreed not to foreclose on any of the APA Collateral under the NYDIG Financing Agreements. The Seller Parties also granted certain indemnification rights to the Purchasers. The Asset Purchase Agreement also provides for certain termination rights.

Pursuant to the Asset Purchase Agreement, the Seller Parties have granted a release from certain claims arising out of or in connection with the Asset Purchase Agreement and the transactions contemplated thereunder. Further, except for the payment of accrued but unpaid interest through the date of signing of the Asset Purchase Agreement, prior to the earlier of (i) the termination of the Asset Purchase Agreement, (ii) the end of the Non-Interference Period, or (iii) a Seller electing not to sell any of its APA Collateral required to be sold at a settlement, the Sellers will not be required to make payments pursuant to the NYDIG Financing Agreements (although interest shall accrue but not be due and payable) and each Purchaser, in its capacity as the respective lender under the NYDIG Financing Agreements, will not exercise any remedies available as a lender or declare any event of default as a result of the Sellers taking any actions required or directly contemplated by the Asset Purchase Agreement.

On September 30, 2022, the Company completed the sale of the initial three tranches of the APA Collateral to BankProv pursuant to the Asset Purchase Agreement in exchange for the extinguishment of $27.4 million of principal under the NYDIG Debt and related interest (the “BankProv Settlement”).

On October 13, 2022, the Seller Parties completed the sale of three tranches of APA Collateral to NYDIG pursuant to the Asset Purchase Agreement in exchange for the extinguishment of $37.9 million of principal under the NYDIG Debt and related interest (the “NYDIG Settlement”). Following the NYDIG Settlement, together with the BankProv Settlement, the aggregate amount of principal under the NYDIG Debt extinguished is $65.3 million. The sale of all Bitcoin miners included in the APA Collateral that were in the Company’s possession at the Panther Creek Plant and Scrubgrass Plant at the time the Asset Purchase Agreement was executed and the related forgiveness, reduction and release of the NYDIG Debt associated with such Bitcoin miners have been completed. The sale of the remainder of the APA Collateral, and the extinguishment of the related, remaining portion of the NYDIG Debt, will be settled in accordance with the terms and conditions set forth under the Asset Purchase Agreement, including an inspection period. As of October 13, 2022, $2.1 million remained outstanding under the NYDIG Financing Agreements, such amount being related to 504 Bitcoin miners that are in the possession of U.S. Customs and Border Control.

The disposition of the APA Collateral does not qualify as a discontinued operation as it does not represent a strategic shift that will have a major effect on the Company’s results of operations or financial condition. While the entirety of the APA Collateral has not been sold and the entirety of the NYDIG Debt has not been extinguished, the following pro forma adjustments assume that both will have occurred.

Amendment to May PIPE Notes

On May 15, 2022, the Company entered into a note and warrant purchase agreement (the “May 2022 Purchase Agreement”), by and among the Company and the purchasers thereto (collectively, the “May PIPE Purchasers”), whereby the Company agreed to issue and sell to the May PIPE Purchasers, and the May PIPE Purchasers agreed to purchase from the Company, (i) $33,750,000 aggregate principal amount of 10.00% unsecured convertible promissory notes (the “May 2022 Notes”) and (ii) warrants (the “May 2022 Warrants”).

On August 16, 2022, the Company entered into an agreement with the May PIPE Purchasers, whereby the Company agreed to amend the terms of the May 2022 Notes such that an aggregate of $11.25 million of the outstanding principal under the May 2022 Notes (the “Amended May 2022 Notes”) was exchanged for the amended and restated warrant agreement (the “Amended May 2022 Warrants”), pursuant to which the strike price of the aggregate 6,318,000 May 2022 Warrants was reduced from $2.50 to $0.01. After giving effect to the principal reduction under the Amended May 2022 Notes, the Company will continue to make subsequent payments to the Purchasers on the fifteenth (15th) day of each of November 2022, December 2022, January 2023 and February 2023. The Company may generally elect to make each such payment (A) in cash or (B) in shares of its Class A common stock, at a twenty percent (20%) discount to the average of the daily VWAPs for each of the twenty (20) consecutive trading days preceding the payment date.

September PIPE

On September 13, 2022, the Company entered into Securities Purchase Agreements with Armistice Capital Master Fund Ltd. (“Armistice”) and Greg Beard, the Company’s co-chairman and chief executive officer (together with Armistice, the “September PIPE Purchasers”), for the purchase and sale of 2,274,350 and 602,409 shares, respectively, of Class A common stock, par value $0.0001 per share at a purchase price of $1.60 and $1.66, respectively, and warrants to purchase an aggregate of 5,602,409 shares of Class A common stock, at an initial exercise price of $1.75 per share (subject to certain adjustments). Subject to certain ownership limitations, such warrants are exercisable upon issuance and will be exercisable for five and a half years commencing upon the date of issuance. Armistice also purchased the Pre-Funded Warrants to purchase 2,725,650 shares of Class A common stock at a purchase price of $1.60 per Pre-Funded Warrant. The Pre-Funded Warrants have an exercise price of $0.0001 per warrant share. The transaction closed on September 19, 2022.  The gross proceeds, before deducting offering expenses, from the sale of such securities was approximately $9.0 million.

Northern Data Settlement Agreement

On September 30, 2022, Stronghold Digital Mining LLC (“SDM”), Stronghold Digital Mining Operating, LLC (“SDMO”) and Stronghold Digital Mining Hashco, LLC (“SDMH”) entered into a Settlement Agreement with Northern Data PA LLC (“NDPA”) and 1277963 B.C. Ltd. (“Bitfield”, and together with NDPA, “Northern Data”) whereby the previously disclosed Hosting Agreement between NDPA and SDM dated August 17, 2021 (as amended by the Letter dated January 12, 2022, the Letter dated March 28, 2022, and the Letter dated August 10, 2022, and assigned by SDM to SDMH on or about August 14, 2022, the “Hosting Agreement”) was mutually terminated.

Pursuant to the Settlement Agreement, for a term of two (2) years until October 1, 2024, the Company has the right to lease from Northern Data for its exclusive use, access, and operation (i) 24 Northern Data manufactured pods (the “Northern Data Pods”) capable of supporting approximately 550 Bitcoin miners each for an aggregate amount of approximately 13,200 available slots and (ii) four Strongboxes that the Company previously sold to Northern Data capable of supporting approximately 264 Bitcoin miners each for an aggregate of approximately 1,056 mining slots for $1,000.00 annually. Following the Settlement Agreement, no future revenue share will be applicable for miners in the Northern Data Pods or Strongboxes and the Company will receive 100% of the profits generated by Bitcoin miners in the Northern Data Pods and Strongboxes. At the end of the two-year term of the Settlement Agreement, the Company has the option, but not the obligation, to purchase the Northern Data Pods and Strongboxes for an amount between $2 million and $6 million based on the prevailing hash price at the time, net of a maximum of $1.5 million of expenditures that the Company has the option to use to upgrade the Northern Data Pods throughout the two year term.

Pursuant to the Settlement Agreement, the Company will pay Northern Data an aggregate amount of $4.5 million as follows (i) $2.5 million to Northern Data not later than October 3, 2022, which amount was paid to Northern Data on October 3, 2022 in full, (ii) $1.0 million to Northern Data not later than October 31, 2022; and (iii) $1.0 million to Northern Date not later than November 30, 2022.

WhiteHawk Refinancing

On August 16, 2022, the Company entered into a commitment letter (the “Commitment Letter”) with WhiteHawk Finance LLC (“WhiteHawk”) to provide for committed financing to refinance the equipment financing agreement, dated June 30, 2021, by and between Stronghold Digital Mining Equipment, LLC and WhiteHawk (the “WhiteHawk Financing Agreement”) and provide up to $20 million in additional commitments (such additional commitments, the “Delayed Draw Facility”) for an aggregate loan not to exceed $60.0 million. Such loans under the Delayed Draw Facility will be available to be drawn for 180 days from the closing date of the WhiteHawk Refinancing Agreement (as defined below). The financing contemplated by the Commitment Letter (such financing, the “WhiteHawk Refinancing Agreement”) will be entered into by Stronghold LLC as Borrower (the “Borrower”) and secured by substantially all of the assets of the Company and its subsidiaries and will be guaranteed by the Company and each of its subsidiaries. The WhiteHawk Refinancing Agreement will require equal monthly amortization payments resulting in full amortization at maturity. The WhiteHawk Refinancing Agreement will have customary representations, warranties and covenants including restrictions on indebtedness, liens, restricted payments and dividends, investments, asset sales and similar covenants and will contain customary events of default. The WhiteHawk Refinancing Agreement will contain a covenant requiring the Borrower and its subsidiaries to maintain a minimum (x) of $7.5 million of liquidity at all times, (y) a minimum liquidity of $10 million of average daily liquidity for each calendar month (rising to $20 million beginning July 1, 2023) and (z) a maximum total leverage ratio covenant of (i) 7.5:1.0 for the quarter ending December 31, 2022, (ii) 5.0:1.0 for the quarter ending March 31, 2023, (iii) 4.0:1.0 for the quarter ending June 30, 2023 and (iv) 4.0:1.0 for each quarter ending thereafter. The initial closing of the WhiteHawk Refinancing Agreement will be subject to customary closing conditions. In addition, the initial closing of the WhiteHawk Refinancing Agreement will be subject to the full extinguishment and termination of all of the NYDIG Debt and other obligations of the Company and its affiliates under the NYDIG Financing Agreements, whether pursuant to the Asset Purchase Agreement or otherwise. As of October 13, 2022, closing the WhiteHawk Refinancing Agreement and consummation of this transaction was deemed probable of occurring by the Company.

The WhiteHawk Refinancing Agreement provides that the borrowings under the agreement  will mature 36 months after the closing date of the transaction and will bear interest at a rate of Secured Overnight Financing Rate plus 10%. The loans under the Delayed Draw Facility will be issued with a 3% commitment fee on the delayed draw amount, payable when such amounts are drawn, and undrawn commitments thereunder will incur an unused lien fee, paid monthly, equal to 1% per annum. Amounts drawn on the WhiteHawk Refinancing Agreement will be subject to a prepayment premium such that the lenders thereunder achieve a 20% return on invested capital. In addition, Borrower has agreed to pay an alternate transaction fee to WhiteHawk in the event that (x) WhiteHawk Refinancing Agreement does not close on or before October 31, 2022, (y) the initial funding under the WhiteHawk Financing Agreement does not occur on or before October 31, 2022 or (z) Borrower or any of its affiliates utilize any debt or equity financing other than the WhiteHawk Refinancing Agreement to refinance the existing indebtedness owed to Whitehawk. The Company also agreed to issue a stock purchase warrant to WhiteHawk in conjunction with the closing of the WhiteHawk Refinancing Agreement, which provides for the purchase of an additional 2,000,000 shares of Class A common stock at $0.01 per share.

Panther Creek Acquisition

On July 9, 2021, the Company entered into a purchase agreement, as contemplated by the Olympus LOI, with Panther Creek Reclamation Holdings, LLC ("Panther Creek Reclamation"), a subsidiary of Olympus (the "Panther Creek Acquisition"). Pursuant to the Panther Creek Acquisition, the Company acquired all of the assets of Panther Creek Power Operating LLC (“Panther Creek”), comprised primarily of a coal refuse reclamation facility with 80 MW of net electricity generation capacity located near Nesquehoning, Pennsylvania (the "Panther Creek Plant"). The Company completed the Panther Creek Acquisition on November 2, 2021. The consideration for the Panther Creek Plant was approximately $3.0 million in cash ($2.192 million after deducting 50% of land closing costs agreed to be split with the seller) subject to certain closing adjustments, and 1,152,000 Class A common units of Stronghold Digital Mining Holdings LLC (“Stronghold LLC Unit”), together with a corresponding number of shares of Class V common stock. Pursuant to the Redemption Right, each Stronghold LLC Unit, combined with a corresponding share of Class V common stock, may be redeemed for one share of Class A common stock (or cash, in certain instances).

The Company’s consolidated balance sheet as of June 30, 2022 and statements of operations for the six months ended June 30, 2022 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 18, 2022 already include the assets and liabilities acquired in the Panther Creek Acquisition and accompanying results of operations for the period. Therefore, no pro forma adjustments for this transaction are reflected in the unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2022. The Company’s audited consolidated statement of operations for the year ended December 31, 2021 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2022 reflects the actual results of operations from the Panther Creek Acquisition from November 2, 2021 through December 31, 2021.

Under Article 11 of Regulation S-X, the sale of the APA Collateral in the Asset Purchase Agreement described above constitutes a significant disposition. The other transactions described above for which disclosure of pro forma financial information was considered material have been consummated or are considered probable to be consummated.

As a result of these transactions, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements. Except as set forth herein, the unaudited pro forma condensed consolidated balance sheet as of June 30, 2022 and statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 give pro forma effect to these transactions as if they occurred on June 30, 2022 (in the case of the balance sheet) or January 1, 2021 (in the case of the statement of operations).

The unaudited pro forma condensed consolidated financial statements include unaudited pro forma adjustments that are factually supportable and directly attributable to the transactions. In addition, the unaudited pro forma adjustments are expected to have a continuing impact on the Company’s results. The Company has prepared the unaudited pro forma condensed consolidated financial statements for illustrative purposes only and it does not purport to represent what the results of operations or financial condition would have been had the transactions actually occurred on the dates indicated, nor does the Company purport to project the results of operations or financial condition for any future period or as of any future date. Actual results may differ significantly from those reflected in the unaudited pro forma condensed consolidated financial statements for various reasons, including but not limited to, the differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial statements and actual results and our ability to complete, either in part or in full, the transactions that have not yet occurred.

STRONGHOLD DIGITAL MINING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2022

	Historical	Pro Forma Adjustments						Pro Forma
	June 30, 2022	Asset Purchase Agreement	Amendment to May PIPE Notes	September PIPE	Northern Data Settlement	WhiteHawk Refinancing	Notes	June 30, 2022
CURRENT ASSETS
Cash	$32,987,181	-	-	$9,000,000	$(2,500,000)	-	(a), (b)	$39,487,181
Digital currencies	352,092	-	-	-	-	-		352,092
Digital currencies restricted	4,779,895	-	-	-	-	-		4,779,895
Accounts receivable	1,851,719	-	-	-	-	-		1,851,719
Due from related party	848,150	-	-	-	-	-		848,150
Prepaid insurance	2,356,411	-	-	-	-	-		2,356,411
Inventory	3,605,533	-	-	-	-	-		3,605,533
Other current assets	1,733,907	-	-	-	-	-		1,733,907
Total Current Assets	48,514,888	-	-	9,000,000	(2,500,000)	-		55,014,888

EQUIPMENT DEPOSITS	66,472,016	(32,645,000)	-	-	-	-	(c)	33,827,016
PROPERTY, PLANT AND EQUIPMENT, NET	237,973,955	(53,497,920)	-	-	-	-	(d)	184,476,035
LAND	1,748,439	-	-	-	-	-		1,748,439
ROAD BOND	211,958	-	-	-	-	-		211,958
SECURITY DEPOSITS	348,888	-	-	-	-	-		348,888
TOTAL ASSETS	$355,270,144	$(86,142,920)	-	$9,000,000	$(2,500,000)	-		$275,627,224

CURRENT LIABILITIES
Current portion of long-term debt-net of discounts/issuance fees	$100,593,168	$(51,694,078)	$(11,250,000)	-	-	$(18,399,403)	(e), (f), (g)	$19,249,687
Financed insurance premiums	393,260	-	-	-	-	-		393,260
Forward sale contract	4,650,848	-	-	-	-	-		4,650,848
Accounts payable	23,887,308	-	-	-	2,000,000	-	(h)	25,887,308
Due to related parties	1,974,299	-	-	-	-	-		1,974,299
Accrued liabilities	12,920,128	2,148,398	-	-	(2,594,640)	-	(i), (j)	12,473,886
Total Current Liabilities	144,419,011	(49,545,680)	(11,250,000)	-	(594,640)	$(18,399,403)		64,629,288

LONG-TERM LIABILITIES
Asset retirement obligation	986,115	-	-	-	-	-		986,115
Contract liabilities	132,093	-	-	-	-	-		132,093
Long-term debt-net of discounts/issuance fees	26,889,570	(13,250,935)	-	-	-	9,171,918	(e), (g)	22,810,553
Total Long-Term Liabilities	28,007,778	(13,250,935)	-	-	-	9,171,918		23,928,761
Total Liabilities	172,426,789	(62,796,615)	(11,250,000)	-	(594,640)	(9,227,485)		88,558,049

COMMITMENTS AND CONTINGENCIES

REDEEMABLE COMMON STOCK
Common Stock - Class V, $0.0001 par value; 34,560,000 shares authorized and 27,057,600 shares issued and outstanding	47,239,903	-	-	-	-	-		47,239,903
Total redeemable common stock	47,239,903	-	-	-	-	-		47,239,903

STOCKHOLDERS' EQUITY / (DEFICIT)
Non-controlling Series A redeemable and convertible preferred stock, $0.0001 par value, aggregate liquidation value $5,000,000; 1,152,000 shares issued and outstanding	35,937,061	-	-	-	-	-		35,937,061
Common Stock - Class A, $0.0001 par value; 685,440,000 shares authorized and 20,034,875 shares issued and outstanding	2,002	-	632	560	-	-	(k), (l)	3,194
Accumulated deficits	(155,708,865)	(23,346,305)	-	-	(1,905,360)	9,227,485	(m), (n)	(171,733,045)
Additional paid-in capital	255,373,254	-	11,249,368	8,999,440	-	-	(k), (l)	275,622,062
Stockholders' equity / (deficit)	135,603,452	(23,346,305)	11,250,000	9,000,000	(1,905,360)	9,227,485		139,829,272
Total	182,843,355	(23,346,305)	11,250,000	9,000,000	(1,905,360)	9,227,485		187,069,175
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY / (DEFICIT)	$355,270,144	$(86,142,920)	-	$9,000,000	$(2,500,000)	-		$275,627,224

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

STRONGHOLD DIGITAL MINING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2022

	Historical	Pro Forma Adjustments						Pro Forma
	Six Months Ended	Asset Purchase Agreement	Amendment to May PIPENotes	September PIPE	Northern Data Settlement	WhiteHawk Refinancing		Six Months Ended
	June 30, 2022						Notes	June 30, 2022
OPERATING REVENUES
Cryptocurrency mining	$38,431,729	$(19,062,900)	-	-	-	-	(o)	$19,368,829
Energy	15,492,533	6,901,126	-	-	-	-	(p)	22,393,659
Capacity	3,712,428	-	-	-	-	-		3,712,428
Cryptocurrency hosting	189,048	-	-	-	-	-		189,048
Other	52,770	-	-	-	-	-		52,770
Total operating revenues	57,878,508	(12,161,774)	-	-	-	-		45,716,734

OPERATING EXPENSES
Fuel	18,018,508	-	-	-	-	-		18,018,508
Operations and maintenance	27,921,089	-	-	-	(2,594,640)	-	(q)	25,326,449
General and administrative	21,514,079	2,148,398	-	-	-	-	(r)	23,662,477
Impairments of digital currencies	7,711,217	(2,163,063)	-	-	-	-	(s)	5,548,154
Impairments of equipment deposits	12,228,742	-	-	-	-	-		12,228,742
Impairments of miner assets	4,990,000	-	-	-	-	-		4,990,000
Depreciation and amortization	24,986,881	(7,744,179)	-	-	-	-	(t)	17,242,702
Total operating expenses	117,370,516	(7,758,844)	-	-	(2,594,640)	-		107,017,032
NET OPERATING LOSS	(59,492,008)	(4,402,930)	-	-	(2,594,640)	-		(61,300,298)

OTHER INCOME (EXPENSE)
Interest expense	(7,420,235)	2,239,640	-	-	-	(145,241)	(u), (x)	(5,325,836)
Gain on extinguishment of PPP loan	841,670	-	-	-	-	-		841,670
Loss on extinguishment of NYDIG debt	-	(9,971,437)	-	-	-	-	(v)	(9,971,437)
Realized gain on sale of digital currencies	751,110	-	-	-	-	-		751,110
Realized loss on disposal of fixed asset	(1,769,600)	-	-	-	-	-		(1,769,600)
Realized loss on sale of miner assets	(8,012,248)	-	-	-	-	-		(8,012,248)
Changes in fair value of forward sale derivative	3,435,639	-	-	-	-	-		3,435,639
Changes in fair value of convertible note	(962,761)	-	-	-	-	-		(962,761)
Waste coal credits	53,443	-	-	-	-	-		53,443
Other	30,000	-	-	-	-	-		30,000
Total other income / (expense)	(13,052,982)	(7,731,797)	-	-	-	(145,241)		(20,930,020)

NET LOSS	$(72,544,990)	(12,134,727)	-	-	2,594,640	(145,241)		$(82,230,318)
NET LOSS - attributable to non-controlling interest	(42,435,192)	(7,098,209)	-	-	1,517,735	(84,959)		(48,100,625)
NET LOSS - Stronghold Digital Mining, Inc.	$(30,109,798)	(5,036,518)	-	-	1,076,905	(60,282)		$(34,129,693)

NET LOSS attributable to Class A Common Shares
Basic	$(1.49)							$(1.00)
Diluted	$(1.49)							$(1.00)

Class A Common Shares Outstanding
Basic	20,274,672	-	6,318,000	5,602,409	-	2,000,000		34,195,081
Diluted	20,274,672	-	6,318,000	5,602,409	-	2,000,000		34,195,081

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

STRONGHOLD DIGITAL MINING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2021

	Historical	Pro Forma Adjustments							Pro Forma
	Year Ended	Asset Purchase Agreement	Amendment to May PIPE Notes	September PIPE	Northern Data Settlement	Panther Creek Acquisition	WhiteHawk Refinancing		Year Ended
	December 31, 2021							Notes	December 31, 2021
OPERATING REVENUES
Cryptocurrency mining	$12,494,581	(4,202,268)	-	-	-	-	-	(o)	$8,292,313
Energy	11,870,817	946,288	-	-	-	3,174,344	-	(p), (w)	15,991,449
Capacity	4,238,921	-	-	-	-	2,731,428	-	(w)	6,970,349
Cryptocurrency hosting	2,297,489	-	-	-	-	-	-		2,297,489
Other	13,329	-	-	-	-	91,384	-	(w)	104,713
Total operating revenues	30,915,137	(3,255,980)	-	-	-	5,997,156	-		33,656,313

OPERATING EXPENSES
Fuel	13,190,828	-	-	-	-	1,380,026	-	(w)	14,570,854
Operations and maintenance	15,492,763	-	-	-	-	6,987,030	-	(w)	22,479,793
General and administrative	14,955,626	-	-	-	-	(1,211,665)	-	(w)	13,743,961
Impairments of digital currencies	1,870,274	(388,322)	-	-	-	-	-	(s)	1,481,952
Depreciation and amortization	7,607,721	(244,992)	-	-	-	342,364	-	(t), (w)	7,705,093
Total operating expenses	53,117,212	(633,314)	-	-	-	7,497,755	-		59,981,653
NET OPERATING LOSS	(22,202,075)	(2,622,666)	-	-	-	(1,500,599)	-		(26,325,340)

OTHER INCOME (EXPENSE)
Interest expense	(4,622,655)	1,605,786	-	-	-	(130)	301,800	(u), (w), (x)	(2,715,199)
Gain on extinguishment of PPP loan	638,800	-	-	-	-	-	-		638,800
Loss on extinguishment of NYDIG debt	-	(23,036,303)	-	-	-	-	-	(v)	(23,036,303)
Realized gain on sale of digital currencies	149,858	-	-	-	-	-	-		149,858
Changes in fair value of warrant liabilities	(1,143,809)	-	-	-	-	-	-		(1,143,809)
Changes in fair value of forward sale derivative	(116,488)	-	-	-	-	-	-		(116,488)
Waste coal credits	47,752	-	-	-	-	-	-		47,752
Other	(6,712)	-	-	-	-	276,401	-	(w)	269,689
Total other income / (expense)	(5,053,254)	(21,430,517)	-	-	-	276,271	301,800		(26,905,700)

NET LOSS	$(27,255,329)	(24,053,183)	-	-	-	(1,224,328)	301,800		$(52,231,040)
NET LOSS - attributable to predecessor (1/1-3/31)	(238,948)	-	-	-	-	-	-		(238,948)
NET LOSS - attributable to non-controlling interest	(15,803,234)	(14,069,911)	-	-	-	(716,171)	176,538		(30,412,778)
NET LOSS - Stronghold Digital Mining, Inc.	$(11,213,147)	(9,983,272)	-	-	-	(508,157)	125,262		$(21,579,314)

NET LOSS attributable to Class A Common Shares
Basic	$(2.03)								$(1.11)
Diluted	$(2.03)								$(1.11)

Class A Common Shares Outstanding
Basic	5,518,752	-	6,318,000	5,602,409	-	-	2,000,000		19,439,161
Diluted	5,518,752	-	6,318,000	5,602,409	-	-	2,000,000		19,439,161

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

STRONGHOLD DIGITAL MINING, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The June 30, 2022 unaudited pro forma condensed consolidated balance sheet gives effect to the pro forma adjustments necessary to reflect the transactions as if they had occurred on June 30, 2022. The unaudited pro forma condensed consolidated statements of operations give effect to the pro forma adjustments to reflect the transactions as if they had occurred as of January 1, 2021. The unaudited pro forma adjustments related to the transactions are based on available information and assumptions that management believes are directly attributable to the transactions, factually supportable, and are expected to have a continuing impact on the Company’s results of operations with respect to the unaudited condensed consolidated statements of operations.

Note 2 – Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following adjustments have been made to the accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2022.

a)
Reflects the net proceeds of approximately $9.0 million, after deducting offering expenses, received from the  sale of Securities Purchase Agreements with the September PIPE Purchasers from the September PIPE.

b)	Reflects the cash paid of $2.5 million to Northern Data pursuant to the terms of the Northern Data Settlement Agreement.
c)
Reflects the elimination of equipment deposits of approximately $32.6 million from the Asset Purchase Agreement on cryptocurrency machines the Company had not yet taken delivery of, which were included in the cryptocurrency machines pledged as collateral in the transaction.  There is no impact to the Company’s operating revenues and expenses for the removal of these cryptocurrency machines as they have not yet been revenue generating for the Company.

d)
Reflects the elimination of approximately $53.5 million of cryptocurrency machines under the Asset Purchase Agreement the Company had received and placed in service at various times during the six months ended June 30, 2022 and the year ended December 31, 2021. Components of the Company’s property, plant and equipment, net impacted were as follows:

June 30, 2022
Cryptocurrency machines & powering supplies	$(61,487,092)
Accumulated depreciation and amortization	7,989,172
Net pro forma adjustment	$(53,497,920)

e)
Reflects the reduction to outstanding long-term debt under the NYDIG Financing Agreements resulting from the forgiveness, reduction and release of all principal, interest, and fees owed under the NYDIG Debt pursuant to the Asset Purchase Agreement. Components of the reduction to the long-term debt were as follows:

June 30, 2022
Arctos/NYDIG Financing Agreement (loan #1) with a term of 24 months	$5,165,554
Arctos/NYDIG Financing Agreement (loan #2) with a term of 24 months	6,833,002
Arctos/NYDIG Financing Agreement (loan #3) with a term of 24 months	3,797,407
Arctos/NYDIG Financing Agreement (loan #4) with a term of 24 months	5,089,978
Second NYDIG Financing Agreement (schedule #1) with a term of 24 months	15,977,805
Second NYDIG Financing Agreement (schedule #2) with a term of 24 months	17,646,800
Second NYDIG Financing Agreement (schedule #3) with a term of 24 months	10,434,467
Net pro forma adjustment	$64,945,013

Current portion of long-term debt-net of discounts/issuance fees	$51,694,078
Long-term debt-net of discounts/issuance fees	$13,250,935

f)
Reflects the reduction to outstanding long-term debt resulting from the amendment to the terms of the May 2022 Notes such that an aggregate of $11.25 million of the outstanding principal under the May 2022 Notes was exchanged for the Amended May 2022 Warrants.

g)
Reflects a change in the classification of the WhiteHawk outstanding long-term debt between current liabilities of approximately $18.4 million and long-term liabilities of approximately $9.2 million after giving effect to the probable terms set forth in the Commitment Letter for the WhiteHawk Refinancing.

h)
Represents the remaining payments to be made that were mutually agreed upon in the Northern Data Settlement Agreement. The Company will pay $1.0 million to Northern Data not later than October 31, 2022, and $1.0 million to Northern Date not later than November 30, 2022

i)	Reflects an accrual of approximately $2.1 million for unrecognized transaction costs associated with the Asset Purchase Agreement.
j)
Reflects the elimination of an accrued liability of approximately $2.6 million associated with the Hosting Services Agreement with Northern Data that was settled pursuant to the terms of the Settlement Agreement with Northern Data.

k)
In the Amendment to the May PIPE Notes, in exchange for eliminating $11.25 million of outstanding principal, the Company agreed to an amended and restated warrant agreement in which the strike price of the aggregate 6,318,000 May 2022 Warrants was reduced from $2.50 to $0.01 resulting in warrants being considered penny warrants. The adjustment reflects as if the penny warrants were exercised and issued as Class A common stock. The amount recorded to Class A common stock was based on the par value per share with the remaining $11.2 million recorded as additional paid-in capital.

l)
In the September PIPE, the Company issued a total of 2,876,759 shares of Class A common stock at a purchase price of $1.60 or $1.66 to the September PIPE Purchasers. Armistice also purchased Pre-Funded Warrants to purchase 2,725,650 shares of Class A common stock at a purchase price of $1.60 per Pre-Funded Warrant. The adjustment reflects the issuance of the Class A common stock to the September PIPE Purchasers. The amount recorded to Class A common stock was based on the par value per share with the remaining $9.0 million recorded as additional paid-in capital.

m)
Represents the incremental net loss of approximately $23.3 million recognized during the six months ended June 30, 2022 and the year ended December 31, 2021 resulting from the pro forma adjustments arising from the Asset Purchase Agreement.

n)	Represents the incremental net loss of approximately $1.9 million recognized pursuant to the settlement terms of the Settlement Agreement with Northern Data.

Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

The following adjustments have been made to the accompanying unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021.

o)
Represents the elimination of approximately $19.1 million and $4.2 million of cryptocurrency mining revenues during the six months ended June 30, 2022 and year ended December 31, 2021, respectively, for the disposition of the APA Collateral assets under the Asset Purchase Agreement.

p)
Represents energy revenues of approximately $6.9 million and $1.0 million that would have been recognized during the six months ended June 30, 2022 and year ended December 31, 2021, respectively, from the sale of available energy through PJM Interconnection that would not have been consumed by the cryptocurrency machines sold in the transaction. When the Company has available energy, the Company has agreed to routinely sell the available energy in the wholesale generation market in the PJM Interconnection as a market participant. The adjustment was derived from the energy volume expected to be available each month and the average energy price each month.

q)
Reflects the elimination of approximately $2.6 million recognized as operations and maintenance expense associated with a revenue share due to Northern Data under the Hosting Services Agreement, which was eliminated pursuant to the terms of the Settlement Agreement with Northern Data.

r)	Reflects the recognition of approximately $2.1 million of unrecognized transaction costs associated with the Asset Purchase Agreement.
s)
Reflects the elimination of approximately $2.2 million and $0.4 million during the six months ended June 30, 2022 and year ended December 31, 2021, respectively, of an impairment of digital currencies for the cryptocurrency that would not have been mined had the Company not operated the cryptocurrency machines sold in the Asset Purchase Agreement.

t)
Represents the elimination of approximately $7.7 million and $0.2 million of depreciation expense for the cryptocurrency machines sold in the Asset Purchase Agreement that the Company had in service at various times during the six months ended June 30, 2022 and the year ended December 31, 2021, respectively.

u)
Reflects a reduction to interest expense of approximately $2.2 million and $1.6 million during the six months ended June 30, 2022 and year ended December 31, 2021, respectively, associated with the forgiveness, reduction and release of all principal, interest, and fees owed on the NYDIG Debt under the terms of the Asset Purchase Agreement.

v)
Represents the loss on debt extinguishment of approximately $10.0 million and $23.0 million recognized during the six months ended June 30, 2022 and year ended December 31, 2021, respectively, from the Asset Purchase Agreement after giving effect to the elimination of the equipment deposits, cryptocurrency machines, and associated long-term debt.

w)	Reflects the operating revenues and expenses of Panther Creek from January 1, 2021 through November 1, 2021. The Company completed the Panther Creek Acquisition on November 2, 2021.
x)
Reflects an increase to interest expense of approximately $0.1 million during the six months ended June 30, 2022 and a reduction to interest expense of approximately $0.3 million during the year ended December 31, 2021 on the WhiteHawk outstanding long-term debt after giving effect to the interest terms included in the Commitment Letter for the WhiteHawk Refinancing.

Note 3 – Earnings (Loss) Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the transactions, assuming the Class A common stock were outstanding since January 1, 2021. As the transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the transactions have been outstanding for the entire periods presented. The following tables set forth the computation of pro forma basic and diluted earnings (loss) per share for the six months ended June 30, 2022 and the year ended December 31, 2021.

Six Months Ended June 30, 2022
Numerator
Net loss	$(82,230,318)
Less: net loss attributable to non-controlling interest	(48,100,625)
Net loss attributable to Class A common shareholders	$(34,129,693)
Denominator
Weighted average shares of Class A common shares outstanding	34,195,081
Pro forma basic and diluted net loss per share	$(1.00)

Year Ended December 31, 2021
Numerator
Net loss	$(52,231,040)
Less: net loss attributable to predecessor (1/1-3/31)	(238,948)
Less: net loss attributable to non-controlling interest	(30,412,778)
Net loss attributable to Class A common shareholders	$(21,579,314)
Denominator
Weighted average shares of Class A common shares outstanding	19,439,161
Pro forma basic and diluted net loss per share	$(1.11)